Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 9, 2019, relating to the consolidated financial statements of Eagle Bulk Shipping Inc. and subsidiaries, and the effectiveness of Eagle Bulk Shipping Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eagle Bulk Shipping Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 9, 2019